Exhibit 3(i)

ARTICLES OF AMENDMENT AND RESTATEMENT

TO THE ARTICLES OF INCORPORATION OF

NATURE’S SUNSHINE PRODUCTS, INC.

November 9, 2009

In accordance with Sections 16-10a-1006 and 16-10a-1007 of the Utah Revised Business Corporation Act (the “Utah Act”), Nature’s Sunshine Products, Inc., a Utah corporation (the “Corporation”), hereby declares and certifies as follows:

1.             The name of the Corporation is Nature’s Sunshine Products, Inc.

2.             The text of the Amended and Restated Articles of Incorporation (the “Restated Articles”) is attached hereto as Exhibit A and is incorporated herein by this reference. The Restated Articles supersede the original Articles of Incorporation of the Corporation and all prior amendments and restatements thereto.

3.             The Restated Articles were adopted by the Corporation’s shareholders at an annual meeting of shareholders held on November 6, 2009 (the “Shareholder Action”), in accordance with the requirements of the Utah Act.

4.             The Corporation has 15,510,159 shares of Common Stock outstanding and eligible to vote on the Restated Articles. Pursuant to the Shareholder Action, 12,943,408 votes represented by the Common Stock were cast for the Restated Articles. The number of votes cast for the Restated Articles was sufficient for approval by that voting group.

[Signature page follows]

IN WITNESS WHEREOF, these Articles of Amendment and Restatement have been executed by the Corporation as of the date first written above.

NATURE’S SUNSHINE PRODUCTS, INC.

By:	/s/ Jamon A. Jarvis
Name:	Jamon A. Jarvis
Title:	Executive Vice President,
General Counsel,
Chief Compliance Officer and Secretary

[Signature Page to Articles of Amendment and Restatement]

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NATURE’S SUNSHINE PRODUCTS, INC.

ARTICLE I

NAME

The name of the Corporation is Nature’s Sunshine Products, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Utah is 75 East 1700 South, Provo, Utah 84606. The Corporation’s registered agent at that address is the Corporation’s General Counsel.

ARTICLE III

PURPOSES

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act (the “Revised Act”).

ARTICLES IV

CAPITALIZATION

The Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Shares” and “Preferred Shares.” The total number of Common Shares authorized to be issued is fifty million (50,000,000), no par value per share, and the total number of Preferred Shares authorized to be issued is ten million (10,000,000), no par value per share.

The preferences, limitations and relative rights of each class of shares (to the extent established hereby), and the express grant of authority to the Board of Directors to amend these Articles of Incorporation to divide the Preferred Shares into series, to establish and modify the preferences, limitations and relative rights of each Preferred Share, and to otherwise impact the capitalization of the Corporation, subject to certain limitations and procedures and as permitted by Section 602 of the Revised Act, are as follows:

A.      Common Shares.

1.  Voting Rights.  Except as otherwise expressly provided by law or in this Article IV, each outstanding Common Share shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the Corporation.

2.  Liquidation Rights.  Subject to any prior or superior rights of liquidation as may be conferred upon any Preferred Shares, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Shares then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Shares, on a pro-rata basis, according to the number of shares of Common Shares held by them.

3.  Dividends.  Dividends may be paid on the outstanding shares of Common Shares as and when declared by the Board of Directors, out of funds legally available therefor; provided, however, that no dividends shall be made with respect to the Common Shares until any preferential dividends required to be paid or set apart for any shares of Preferred Shares have been paid or set apart.

4.  Residual Rights.  All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in any amendment hereto or thereto shall be vested in the Common Shares.

B.      Preferred Shares.

The Board of Directors, without shareholder action, may amend the Corporation’s Articles of Incorporation, pursuant to the authority granted to the Board of Directors by Subsection 1002(1)(e) and within the limits set forth in Section 16-10a-602 of the Revised Act, to do any of the following:

1.  designate and determine, in whole or in part, the preferences, limitations and relative rights of the Preferred Shares before the issuance of any shares of Preferred Shares;

2.  create one or more series of Preferred Shares, fix the number of shares of each such series (within the total number of authorized shares of Preferred Shares available for designation as a part of such series), and designate and determine, in whole or in part, the preferences, limitations and relative rights of each series of Preferred Shares all before the issuance of any shares of such series;

3.  alter or revoke the preferences, limitations and relative rights granted to or imposed upon the Preferred Shares (before the issuance of any shares of Preferred Shares, or upon any wholly-unissued series of Preferred Shares); or

4.  increase or decrease the number of shares constituting any series of Preferred Shares, the number of shares of which was originally fixed by the Board of Directors, either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of such series then outstanding, or increased above the total number of authorized shares of Preferred Shares available for designation as a part of such series.

ARTICLE V

PRE-EMPTIVE RIGHTS

No holder of shares of the Corporation of any class now or hereafter authorized, shall have any preferential or pre-emptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation. The Board of Directors of the Corporation shall have the right to issue the authorized and treasury shares of this Corporation at such time and upon such terms and conditions and for such consideration as the Board of Directors shall determine.

ARTICLE VI

DIRECTORS

The number of directors to constitute the whole Board of Directors shall be such number as shall be fixed from time to time exclusively by a resolution adopted by a majority of the Board of Directors.

Any vacancy in the Board of Directors, whether because of death, resignation, disqualification, an increase in the authorized number of directors, removal, or any other cause, may be filled exclusively by a vote of the majority of the remaining directors, although less than a quorum, or by a sole remaining director.

The Board of Directors shall be divided into three classes as nearly equal in number as may be feasible, hereby designated as Class I, Class II and Class III, with the term of office of one class expiring at each annual meeting. Each director shall be elected to serve a term ending at the third annual meeting of shareholders following the annual meeting of shareholders at which such director was elected, or until his or her earlier death, resignation or removal; provided, however, that (i) the directors in Class I at the time of the effectiveness of these Restated Articles shall serve for a term ending on the Corporation’s first annual meeting of shareholders following the effectiveness of these Restated Articles, (ii) the directors in Class II at the time of the effectiveness of these Restated Articles shall serve for a term ending on the Corporation’s second annual meeting of shareholders following the effectiveness of these Restated Articles and (iii) the directors in Class III at the time of the effectiveness of these Restated Articles shall serve for a term ending on the Corporation’s third annual meeting of shareholders following the effectiveness of these Restated Articles. When a vacancy on the Board of Directors is filled, the director chosen to fill that vacancy shall complete the term of the director he or she succeeds (or shall complete the term of the class of directors in which the new directorship was created). Notwithstanding the foregoing, each director shall hold office until his or her successor shall have been elected and qualified or until such director’s earlier death, resignation or removal. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office. When the number of directors is changed, each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, and any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as may be feasible.

The shareholders may remove one or more directors at a meeting called for that purpose if notice has been given that a purpose of the meeting is such removal. Notwithstanding the preceding sentence, directors may only be removed for cause and upon the affirmative vote of at least three-fourths (75%) of the shares then entitled to vote at an election of directors.

ARTICLE VII

SHAREHOLDER ACTION

The shareholders of the Corporation are not permitted to take action without a meeting of shareholders held and noticed in accordance with the bylaws of the Corporation. Any action taken by shareholders by written consent without a meeting shall be null and void. Nothing in this Article VII shall affect the validity of any shareholder action taken prior to the adoption of these Restated Articles.

ARTICLE VIII

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to adopt, amend, alter and repeal from time to time the bylaws of the Corporation by majority vote of all directors except that any provision of the bylaws requiring, for board action, a vote of greater than a majority of the Board of Directors shall not be amended, altered or repealed except by such supermajority vote. The shareholders of the Corporation may only adopt, amend or repeal bylaws with the affirmative vote of the holders of at least a majority of the Corporation’s shares then outstanding and entitled to vote on the amendment, or such greater percentage as may otherwise be set forth in the bylaws.

ARTICLE IX

AMENDMENT OF ARTICLES

The Corporation reserves the right to amend these Restated Articles in any manner provided herein or permitted by the Revised Act, and all rights and powers, if any, conferred herein on shareholders, directors and officers are subject to the reserved power. Notwithstanding the foregoing, without the affirmative vote of the holders of record of a majority of the Corporation’s shares then outstanding and entitled to vote on the amendment, the Corporation shall not alter, amend or repeal Article VII, Article VIII or Article IX. Notwithstanding anything to the contrary in these Restated Articles, Article VI shall not be subject to amendment or repeal, either directly or through or by amendment of this Article IX, without the affirmative vote of the holders of record of at least three-fourths (75%) of the Corporation’s shares then issued and outstanding and entitled to vote on the amendment.

ARTICLE X

EXCULPATION; INDEMNIFICATION

To the fullest extent permitted by the Revised Act or any other applicable law as now in effect or as it may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director or officer. The Corporation is authorized to indemnify and advance expenses to its directors, officers, employees, fiduciaries, or agents to the fullest extent permitted by law. Neither the amendment, modification or repeal of this Article nor the adoption of any provision in these Restated Articles, as amended from time to time, inconsistent with this Article X shall adversely affect any right or protection of a director, officer, employee, fiduciary, or agent of the Corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.